Exhibit 99.1

Noble Corporation plc 13135 Dairy Ashford, Suite 800 Sugar Land, Texas 77478

PRESS RELEASE

NOBLE CORPORATION PLC ANNOUNCES PREPARATORY NAME CHANGE TO

ALLOW CONTINUED USE OF NAME UPON EMERGENCE

SUGAR LAND, TEXAS, November 6, 2020 – Noble Corporation plc (OTC-PINK: NEBLQ, the Company) announced today that it has changed its name to Noble Holding Corporation plc to allow the ultimate parent company that emerges from the Chapter 11 reorganization to use the name “Noble Corporation plc.” The temporary name change relating to the ultimate parent entity will not affect current shareholders, and no action by shareholders is required. The Company’s trading symbol did not change.

Robert W. Eifler, President and Chief Executive Officer of the Company, stated, “As we prepare to emerge from bankruptcy, we are committed to continuing to operate as normal and without interruption. This name change allows us to continue using the Noble Corporation plc name going forward, which is integral to maintaining our brand recognition, industry reputation, and stakeholder relationships. We remain committed to the industry-leading operational excellence that defines Noble, and we look forward to emerging as a stronger company.”

About Noble Holding Corporation plc

Noble is a leading offshore drilling contractor for the oil and gas industry. The Company owns and operates one of the most modern, versatile and technically advanced fleets in the offshore drilling industry. Noble performs, through its subsidiaries, contract drilling services with a fleet of 19 offshore drilling units, consisting of 7 drillships and semisubmersibles and 12 jackups, focused largely on ultra- deepwater and high-specification jackup drilling opportunities in both established and emerging regions worldwide. Noble is a public limited company registered in England and Wales with company number 08354954 and registered office at 3rd Floor, 1 Ashley Road, Altrincham, Cheshire, WA14 2DT. Additional information on Noble is available at www.noblecorp.com.

Forward-looking Disclosure Statement

Statements regarding the Company name change and Chapter 11 proceedings, including timing of emergence, stock exchange listing and related timing, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to regulatory and legal approvals, consents and reviews, actions or claims by regulatory authorities, customers and other third parties, operating hazards and delays, risks associated with operations outside of the U.S., legislation and regulations affecting drilling operations, compliance with regulatory requirements, factors affecting the level of activity in the oil and gas industry, supply and demand of drilling rigs, factors affecting the duration of contracts, the actual amount of downtime, violations of anti-corruption laws, hurricanes and other weather conditions, public health threats including the COVID-19 (Coronavirus Disease 2019) pandemic, market conditions, the future price of oil and gas and other factors detailed in the Company’s most recent Form 10-K, Form 10-Q’s and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

NC-918

11/6/2020

For additional information, contact:

Craig Muirhead,

Vice President – Investor Relations and Treasurer

713-239-6564, or at investors@noblecorp.com